Exhibit 3.2

CERTIFICATE OF AMENDMENT
TO THE
BYLAWS
OF
TALON INTERNATIONAL, INC.,
a Delaware corporation

The Bylaws (the “Bylaws”) of Talon International, Inc., a Delaware corporation (the “Corporation”), are hereby amended as follows:

1.           Article VII, Section 1 of the Bylaws is hereby amended and restated to read in its entirety as follows:

“SECTION 1.  FORM AND EXECUTION OF CERTIFICATES.  The shares of capital stock of the corporation shall be represented by a certificate, unless and until the Board of Directors adopts a resolution permitting shares to be uncertificated.  Notwithstanding the adoption of any such resolution providing for uncertificated shares, every holder of capital stock of the corporation theretofore represented by certificates and, upon request, every holder of uncertificated shares, shall be entitled to have a certificate for shares of capital stock of the corporation signed by or in the name of the corporation by the Chairman of the Board of Directors, or the President or any Vice President and by the Treasurer or Assistant Treasurer or the Secretary or Assistant Secretary, certifying the number of shares owned by such stockholder in the corporation.  Any or all of the signatures on the certificate may be facsimiles.  In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if they were such officer, transfer agent, or registrar at the date of issue.  Each certificate shall state upon the face or back thereof, in full or in summary, all of the powers, designations, preferences, and rights, and the limitations or restrictions of the shares authorized to be issued or shall, except as otherwise required by law, set forth on the face or back a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional, or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.  Within a reasonable time after the issuance or transfer of uncertificated stock, the corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to this section or otherwise required by law or with respect to this section a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.  Except as otherwise expressly provided by law, the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.”

2.           Article VII, Section 2 of the Bylaws is hereby amended and restated to read in its entirety as follows:

“SECTION 2.  LOST CERTIFICATES.  A new certificate or certificates, or uncertificated shares, shall be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed.  The corporation may require, as a condition precedent to the issuance of a new certificate or certificates, or uncertificated shares, the owner of such lost, stolen, or destroyed certificate or certificates, or their legal representative, to advertise the same in such manner as it shall require or to give the corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.”

3.           Article VII, Section 3 of the Bylaws is hereby amended and restated to read in its entirety as follows:

“SECTION 3.  TRANSFERS.

(a)  Stock of the corporation shall be transferable in the manner prescribed by applicable law and in these Bylaws.  Transfers of stock shall be made on the books of the corporation, and in the case of certificated shares of stock, only by the person named in the certificate or by such person’s attorney lawfully constituted in writing and upon the surrender of the certificate therefor, properly endorsed for transfer and payment of all necessary transfer taxes; or, in the case of uncertificated shares of stock, upon receipt of proper transfer instructions from the registered holder of the shares or by such person’s attorney lawfully constituted in writing, and upon payment of all necessary transfer taxes and compliance with appropriate procedures for transferring shares in uncertificated form; provided, however, that such surrender and endorsement, compliance or payment of taxes shall not be required in any case in which the officers of the corporation shall determine to waive such requirement.  With respect to certificated shares of stock, every certificate exchanged, returned or surrendered to the corporation shall be marked “Cancelled,” with the date of cancellation, by the Secretary or Assistant Secretary of the corporation or the transfer agent thereof.  No transfer of stock shall be valid as against the corporation for any purpose until it shall have been entered in the stock records of the corporation by an entry showing from and to whom transferred.

(b)  The corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes owned by such stockholders in any manner not prohibited by the General Corporation Law of Delaware.”

4.           Except as set forth above, the remaining provisions of the Bylaws shall not be amended hereby and shall remain in full force and effect in accordance with their respective terms.

CERTIFICATE OF SECRETARY

 I, the undersigned, do hereby certify:

(1)  that I am the duly elected and acting Secretary of Talon International, Inc., a Delaware corporation (the “Corporation”); and

(2)  that the foregoing amendment to the Corporation’s Bylaws, constituting 3 pages, has been duly adopted by unanimous written consent of the Board of Directors of the Corporation.

IN WITNESS WHEREOF, I have hereunto subscribed my name as of this 2nd day of August, 2011.

/s/ Lonnie D. Schnell
Lonnie D. Schnell
Secretary